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                                                                    EXHIBIT 21.1

                      SUBSIDIARIES OF GENERAL MEDICAL INC.

  General Medical Inc. has the following direct and indirect subsidiaries:

DIRECT SUBSIDIARY OF GENERAL MEDICAL INC.
  GM Holdings, Inc., a Delaware corporation

INDIRECT SUBSIDIARIES OF GENERAL MEDICAL INC.
  General Medical Corporation, a Virginia corporation
  General Medical Manufacturing Company, a Virginia corporation
  F.D. Titus and Son Inc., a California corporation
  Randolph Medical Inc., a Michigan corporation
  Randolph Home Care Inc., a Michigan corporation
  Rancare, Inc., a Michigan corporation
  Axis Medical Management, Inc., a Michigan corporation
  Heinz Management Co., a Michigan corporation